Exhibit 99.1

Allbirds, Inc. Executes $50M Convertible Financing Facility Agreement; Announces Expansion into AI Compute Infrastructure

Apr 15, 2026

SAN FRANCISCO, April 15, 2026 (GLOBE NEWSWIRE) – Following its prior announcement that it has entered into a definitive agreement to sell the Allbirds brand and footwear assets to American Exchange Group, which intends to continue to build on Allbirds’ legacy and deliver compelling products to Allbirds’ customers (the “Asset Sale”), Allbirds, Inc. (Nasdaq: BIRD) (the “Company”) today announced the execution of a definitive agreement with an institutional investor for a $50 million convertible financing facility (the “Facility”). The Facility, which is expected to close during the second quarter of 2026, will enable the Company to pivot its business to AI compute infrastructure, with a long-term vision to become a fully integrated GPU-as-a-Service (GPUaaS) and AI-native cloud solutions provider. In connection with this pivot, the Company anticipates changing its name to “NewBird AI.”

As described in the Company’s proxy materials filed with the Securities and Exchange Commission, conversion of the Facility is subject to stockholder approval at the upcoming Special Meeting of Stockholders, anticipated to take place on May 18, 2026, for stockholders of record as of April 13, 2026. Additionally, subject to stockholder approval of the Asset Sale, Allbirds, Inc. anticipates issuing a special dividend during the third quarter of 2026 to stockholders of record as of the anticipated dividend record date of May 20, 2026.

As a result of these transactions, the Allbirds brand and legacy will continue under the ownership of American Exchange Group for the benefit of all of its customers, investors as of the dividend record date will receive a special dividend, and investors who elect to continue to hold NewBird AI stock will be invested in a growing AI compute infrastructure business supported by the Facility.

Chardan is serving as placement agent on the Facility and Holland & Hart LLP is acting as legal counsel to Allbirds.

The AI Compute Infrastructure Strategy & Long-Term Opportunity

NewBird AI expects to use initial capital from the Facility to acquire high-performance GPU assets, which will be deployed to serve customers requiring dedicated access to AI compute capacity. NewBird AI’s long-term vision is to become a fully integrated GPU-as-a-Service (GPUaaS) and AI-native cloud solutions provider. Over time, the Company intends to grow its neocloud platform by expanding its compute and service offerings, deepening partnerships with operators and customers, and evaluating strategic M&A opportunities.

The rise of AI development and adoption has created unprecedented structural demand for specialized, high-performance compute that the market is struggling to meet. Global enterprise spending on AI services and data center investment are on the rise. At the same time, GPU procurement lead times are increasing for high-end hardware, North American data center vacancy rates have reached historic lows, and market-wide compute capacity coming online through mid-2026 is already fully committed. The result is a market where enterprises, AI developers, and research organizations are unable to secure the compute resources they need to build, train and run AI at scale.

NewBird AI is being built to help close that gap. The Company will initially seek to acquire high-performance, low-latency AI compute hardware and provide access under long-term lease arrangements, meeting customer demand that spot markets and hyperscalers are unable to reliably service.

Participants in the Solicitation

Allbirds and its directors and executive officers may be deemed “participants” in any solicitation of proxies from Allbirds’ stockholders with respect to the Asset Sale and Facility. Information regarding the identity of Allbirds’ directors and executive officers, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Information regarding subsequent changes to the holdings of Allbirds’ securities by Allbirds’ directors and executive officers can be found in filings on Forms 3, 4, and 5, which are available through the SEC’s website at www.sec.gov. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement relating to the Asset Sale and Facility if, and when, it is filed with the SEC. The proxy statement, if and when filed, as well as Allbirds’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and on the investor relations section of our website at ir.allbirds.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of federal securities laws. These statements are based on management’s current beliefs, assumptions, and information, and include all statements other than historical facts - such as statements regarding or implying Allbirds’ expectations and intentions regarding the completion or effects of the Asset Sale or Facility, its intention to file the proxy statement to approve the Asset Sale and Facility, its expectation of making distributions to stockholders and the timing thereof, and other statements that do not relate solely to historical or current facts. Forward-looking statements can often be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “will,” or similar expressions.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including: the ability of the parties to consummate the Asset Sale and Facility, satisfaction of closing conditions precedent to the consummation of such transactions, potential delays in consummating such transactions, the ability of the Company to timely prepare and file the proxy statement, the potential that the Company’s stockholders do not approve the either or both of the transactions, potential litigation that would interfere with such transactions or cause the Company to be unable to make the anticipated distribution to stockholders, the execution costs to the Company of such transactions, the impact of these costs and other liabilities on the Company’s cash, property and other assets, the amount and timing of any distribution, and the extent of contingency reserves for costs and liabilities.

A further discussion of these and other factors that could cause our actual outcomes and results to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and our Annual Report on Form 10-K for the year ended December 31, 2025, and other reports we may file with the SEC from time to time. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update them except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements.

Investor Relations

ir@allbirds.com